SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential,  for Use of the  Commission  Only  (as  permitted  by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  BNCCORP, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed minimum aggregate value of transaction:

          5)   Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                  BNCCORP, INC.
                              322 East Main Avenue
                          Bismarck, North Dakota 58501

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 16, 2004




     The annual meeting of stockholders of BNCCORP, Inc. ("BNC") will be held at 10:00 a.m. (Central Daylight Time) on Wednesday, June 16, 2004, at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, to consider and take action upon the following matters:


     1. To elect three directors to hold office for three years and until their respective successors shall have been elected and qualified; and


     2. To ratify the appointment of KPMG LLP as BNC's independent auditors for 2004.


     The Board of Directors has set the close of business on Friday, April 23, 2004 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting or any adjournments.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                           By Order of the Board of Directors


                                           /s/ Annette Eckroth
                                           -------------------------------------
                                               Annette Eckroth
                                               Corporate Secretary
Bismarck, North Dakota
May 14, 2004

                                  BNCCORP, INC.
                              322 EAST MAIN AVENUE
                          BISMARCK, NORTH DAKOTA 58501

                                 PROXY STATEMENT

     This Proxy  Statement  is  furnished  to holders of common  stock  ("Common
Stock") of BNCCORP, Inc. ("BNC" or the "Company"), in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of BNC to be held on June 16, 2004 and at any adjournments thereof (the "Annual Meeting"). Only stockholders of record of Common Stock at the close of business on April 23, 2004 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 2,788,604 shares of Common Stock outstanding. This Proxy Statement and BNC's 2003 Annual Report are being mailed to each stockholder of record on the Record Date commencing May 14, 2004.


     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are urged to sign the accompanying form of proxy and return it in the envelope provided for that purpose. Proxies will be voted in accordance with each stockholder's directions. If no directions are given, proxies will be voted for the election of the nominees for directors and for the approval of the independent auditor set forth in this Proxy Statement. Granting the enclosed proxy does not affect the right to vote in person at the Annual Meeting and may be revoked at any time before it is voted. Stockholders who plan to attend the meeting in person must bring proper identification and proof of ownership of their shares. Stockholders who own shares in street name must bring a letter from their broker stating that they owned Company stock on the Record Date or an account statement showing that they owned Company stock on the Record Date.

     The holders of a majority of the shares of Common Stock issued and outstanding, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If a quorum is present, directors will be elected by a plurality vote and the ratification of the appointment of the independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

     Abstentions will be treated as present for purposes of determining a quorum. If brokers do not receive voting instructions from beneficial owners as to the granting or withholding of proxies (a "broker non-vote"), then shares not voted will be counted as present but not cast with respect to such proposal. Accordingly, broker non-votes and abstentions will have no effect on the election of directors, but will have the effect of a vote against the ratification of the appointment of the independent auditors.







                        PROPOSAL 1: ELECTION OF DIRECTORS

General


     At the Annual Meeting, three directors are to be elected to serve a three-year term, each to hold office until his or her successor is elected and qualified. The Board consists of three classes, each having a three-year term of office, with one class being elected each year. The persons named in the enclosed proxy intend to vote such proxy, unless otherwise directed, for the election of Messrs. Cleveland and Scott and Dr. Hipp as members of the class to serve until the 2007 annual meeting of stockholders. If, contrary to present expectations, any of the nominees to be elected at the Annual Meeting should become unavailable for any reason, the Board may reduce the size of the Board or votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board.

Information about Nominees, Directors and Executive Officers

     The following table provides certain information, as of April 15, 2004 with respect to each nominee, each other director whose term will continue after the Annual Meeting and each executive officer of the Company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

     The Nominating Committee nominated and the Board of Directors recommends that you vote FOR each of the nominees listed below:

                                              Principal Occupation, Period of Service
                                             as a Director, Business Experience and                                Board Committee
          Name and Age                                Other Information                                              Memberships
------------------------------------------------------------------------------------------------------------------------------------

NOMINEES:

Cleveland, Gregory K.      56  Mr. Cleveland, a Certified Public Accountant,  has served as an executive  officer   Member of
                               and director of BNC since he and Tracy  Scott  founded BNC in 1987.  He has served   Executive
                               as  President  of  BNC since  March  1995  and  as  Chief Executive  Officer since   Committee
                               November 2000. He served as Chief Financial  Officer of BNC from  February 1994 to
                               January 1998 and as Chief Operating Officer  from January  1998  to  November 2000.

Scott, Tracy J.            56  Mr. Scott, a Certified Public Accountant,  has  served  as Chairman  of  the Board   Member of
                               and a director of BNC since 1987.  Mr.  Scott  served as  Chief Executive  Officer   Executive
                               of BNC until November 2000.                                                          Committee

Hipp, John A., M.D.        57  Dr. Hipp,  who has been a director of BNC since  1988, has practiced   medicine in   Member of
                               Bismarck   since 1980 as  a principal in   Pathology  Consultants, a  professional   Compensation
                               corporation  specializing in medical  laboratory and computer consulting services.   Committee and
                               Dr. Hipp is  board certified  in anatomic  and clinical pathology by the  American   Audit Committee
                               Board of Pathology.
OTHER DIRECTORS:

Rebel, Brenda L.           45  Ms. Rebel, a Certified  Public  Accountant,  has been a director  since  September   N/A
                               1999 and has served as Chief  Financial  Officer and Senior Vice  President  since
                               January  1998.  She served as Vice  President - Corporate  Controller  from August
                               1995 to January 1998 and as Vice President - Regulatory  Compliance from June 1991 to July 1995. Ms. Rebel's term on the Board will expire in 2006.

Ghylin, Gaylen             56  Mr. Ghylin,  a Certified  Public  Accountant,  has been a director since June 2003   Member of
                               and has served as Executive Vice President,  Secretary and Chief Financial Officer   Compensation
                               of Tiller  Corporation d/b/a Barton Sand & Gravel Co.,  Commercial Asphalt Co. and   Committee and
                               Barton Enterprises,  Inc., since 1979, and as a director of the Tiller Corporation   Audit Committee
                               since 1980.  Mr.  Ghylin also  serves on the Boards of National  Asphalt  Pavement
                               Association  and Friendship  Ventures.  Mr. Ghylin's term on the Board will expire in 2006.

Scali, Terrence M.         44  Mr. Scali has been a director  since July 2002.  Mr. Scali has served as President   N/A
                               of Milne Scali & Company since 1995 and as Executive  Vice  President of BNC since
                               January  2004.   Milne  Scali  &  Company  was  acquired  by  the  Company's  bank subsidiary,  BNC National Bank in April 2002.  Mr.  Scali's term on the Board will expire in 2006.

Forte-Pathroff, Denise,    47  Dr.  Forte-Pathroff  has been a director  since  November 2000. She had previously   Member of
M.D.                           served as a director of BNC National  Bank from April 1994 to November  2000.  Dr.   Compensation
                               Forte-Pathroff is a board certified  dermatologist.  She is an Assistant  Clinical   Committee and
                               Professor  of Medicine at the  University  of North Dakota  School of Medicine,  a   Nominating
                               member of the North Dakota Board of Medical Examiners,  chairwoman of the board of   Committee
                               Medcenter One  School  of  Nursing  and a  member  of the  Advisory  Board  to the
                               Burleigh  County  Extension  Service.  She is President of DFP,  Inc., a cosmetics company that develops and markets skin care products,  and Headspin,  Inc.,  which markets a patented child anti-abduction  system. Dr.  Forte-Pathroff's term on the
                               Board will expire in 2005.

Johnsen, Richard M., Jr.   59  Mr.  Johnsen,  who has been a director  of BNC since June 1995,  has served  since   Member of
                               1979 as  Chairman  of the Board and Chief  Executive  Officer of  Johnsen  Trailer   Nominating
                               Sales,  Inc., which sells and services  semi-trailers in Bismarck and Fargo, North   Committee and
                               Dakota.  Since 1990,  Mr.  Johnsen has also been a partner in Johnsen  Real Estate   Audit Committee
                               Partnership,  which owns and operates rental property in Bismarck and Fargo, North
                               Dakota.  Mr. Johnsen's term on the Board will expire in 2005.

Woodcox, Jerry R.          61  Mr.  Woodcox,  who has been a director  of BNC since June 1995,  has served  since   Member of
                               1970 as  President of  Arrowhead  Cleaners  and  Laundry,  Inc., a laundry and dry   Nominating
                               cleaning services business  operating in Bismarck,  North Dakota.  Mr. Woodcox has   Committee
                               also served as a Burleigh  County (North Dakota)  Commissioner  since his election to the Commission in February  2001.  Mr.  Woodcox's term on the Board will expire in 2005.

OTHER EXECUTIVE OFFICERS:

Cleveland Goll, Shawn      35  Ms.  Cleveland  Goll, a Certified  Public  Accountant  and a Certified  Regulatory   N/A
                               Compliance  Manager,  has served as Chief  Operating  Officer of BNC National Bank since  September  1999 and as  Compliance  Officer  since  July  1995.  She is the daughter  of Gregory K.  Cleveland.  Ms.  Cleveland  Goll  serves on BNC  National
                               Bank's Board of Directors.

Milne, Jr., Richard W.     49  Mr. Milne has served as Chairman  and Vice  President of Milne Scali & Company for   N/A
                               the past five years. Mr. Milne serves on BNC National Bank's Board of Directors.

Peiler, Mark E.            33  Mr. Peiler, who holds the Chartered Financial Analyst  designation,  has served as   N/A
                               Investment  Officer  for BNC since  May 1998 and as Vice  President  -  Investment
                               Officer since November 2000.

Brozen, Neil M.            50  Mr. Brozen, a Certified Public Accountant,  has served as Senior Vice President of   N/A
                               BNC National  Bank's Trust and Financial  Services  division since September 2003.
                               Mr. Brozen began NMB Associates  ("NMB"),  a management  consulting  practice,  in
                               November  1993.  He operated NMB until  January 2001 when he accepted the position
                               of  Senior  Vice  President  with  Media   Technology   Source,   an  audio-visual
                               integrator.  Mr. Brozen served in that position  until June 2003, at which time he returned to NMB until August 2003.

Roman, Jess                54  Mr. Roman joined BNC in November 2003 as President of BNC National  Bank's Arizona   N/A
                               market.  Mr. Roman has been in the banking  industry  since 1990 during which time he held business  development  positions with Heritage Bank (February 1995 through
                               May 2002),  Desert Hills Bank (January 2000 through May 2002) and First  Community
                               Financial  (June 2002  through  November  2003).  Mr. Roman serves on BNC National
                               Bank's Board of Directors.

Zelinsky, David A.         51  Mr.  Zelinsky  joined BNC in December  2003 as President  of BNC  National  Bank's   N/A
                               Minnesota  market.  Mr.  Zelinsky  has been  employed  in banking  for the past 27 years,  most recently  serving as President and Chief  Executive  Officer of First
                               Commercial Bank in Bloomington,  MN. Between 1998 and 2002, Mr. Zelinsky served as
                               Regional  President with Marquette Bank N.A. Mr.  Zelinsky  serves on BNC National
                               Bank's Board of Directors.

Renk, Jerry D.             55  Mr. Renk joined BNC in February  2004 as President  of BNC  National  Bank's North   N/A
                               Dakota market. Mr. Renk has 30 years of experience in the banking industry.  Prior to  joining  BNC he served as  Director  of  Banking  Industry  Relations  for RSM
                               McGladrey,  Inc. from April 1999 to January 2004. Mr. Renk was President and Chief
                               Executive  Officer of Bank West in St.  Francis,  KS from May 1987  through  March
                               1999. Mr. Renk serves on BNC National Bank's Board of Directors.


Board of Directors Meetings and Committees


     During 2003, the Board held ten meetings. The Board has established four committees, the Executive Committee, Nominating Committee, Audit Committee and Compensation Committee, each of which is briefly described below. During 2003, the Nominating Committee, which was just recently established, did not meet, the Audit Committee met seven times, the Compensation Committee met twice, and the Executive Committee did not meet. All directors during their terms of office in 2003 attended at least 75 percent of the total number of meetings of the Board and of meetings held by all committees of the Board on which any such director served.


Independent Directors. The Board has determined that Messrs. Ghylin, Woodcox and Johnsen, as well as Drs. Hipp and Forte-Pathroff are independent directors under the applicable Nasdaq definition. As required by Nasdaq corporate governance rules, these independent directors meet in regularly scheduled "executive sessions" at which only independent directors are present. The independent directors hold such executive sessions at least twice a year, and perhaps more frequently, generally in conjunction with regularly scheduled board meetings. All members of the Nominating, Audit and Compensation committees are independent under applicable Nasdaq and SEC requirements.

Executive Committee. The members of the Executive Committee are Tracy J. Scott and Gregory K. Cleveland. The Executive Committee is authorized to exercise all powers of the Board to the extent permitted by Delaware law. All actions taken by the Executive Committee are submitted to the full Board for ratification.

Nominating Committee. The members of the Nominating Committee are Messrs. Johnsen and Woodcox and Dr. Forte-Pathroff. The Nominating Committee, having been recently established, did not meet during 2003. The Committee (i) identifies individuals qualified to become Board members and recommends to the Board director nominees for the next annual meeting of stockholders, (ii) recruits, screens, interviews and selects candidates for Board membership as necessary to fill vacancies or to meet the needs of the Board, and (iii) provides assistance to the Board in the areas of committee member selection.

     The Nominating Committee has a written charter. A copy of the Nominating Committee's charter is available on BNC's website at www.bnccorp.com. All of the members of the Nominating Committee are independent within the meaning of Nasdaq listing standards.

     Nomination of Directors. The Nominating Committee will consider director nominees recommended by stockholders in accordance with the procedures described in BNC's Bylaws. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Annette Eckroth, Corporate Secretary, BNCCORP, Inc., that sets forth (i) the name, age, business address and residential address of each person proposed for nomination, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of BNC of which such person is the beneficial owner and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC"), had such nominee been nominated by the Board. Stockholder recommendations will be considered only if received no later than the 60th calendar day before the first anniversary of the date of BNC's proxy in connection with the previous year's annual meeting (no later than April 17, 2005 with respect to recommendations for nominees to be considered at the 2005 annual meeting of stockholders).

     The Nominating Committee believes that Nominating Committee recommended nominees to the BNC Board must meet the following minimum qualifications: The nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of the Company's stockholders, and must have high ethical and moral standards and integrity. The Nominating and Governance Committee will generally not consider any person for nomination to the Board if it is aware that such person has been convicted of a felony or has violated any state or federal banking, bank holding company, securities or insurance laws, rules or regulations.

     The Nominating Committee identifies potential nominees for director, other than potential nominees who are current directors standing for reelection, through business and other contacts. The Nominating Committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating Committee will consider potential nominees who are recommended by stockholders. The Nominating Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

     o whether the potential nominee has experience and expertise that is relevant to the Company's business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting the Company;

     o whether the potential nominee is independent under Nasdaq listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the Company's best interests and the best interests of the Company's stockholders, and whether he or she is willing and able to represent the interests of all of the Company's stockholders; and

     o any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company's business.

In addition, with respect to an incumbent director whom the Nominating Committee is considering as a potential nominee for re-election, the Nominating Committee reviews and considers the incumbent director's service to BNC during his or her term, including the number of meetings attended, level of participation and overall contribution to BNC. The manner in which the Nominating Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder of BNC. Each of the nominees for director at the 2004 Annual Meeting is a current director standing for re-election. BNC did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2004 Annual Meeting. The Nominating Committee did not receive, by January 15, 2004, any recommended nominee from a stockholder who beneficially owns more than 5 percent of BNC's stock or from a group of stockholders who beneficially own, in the aggregate, more than 5 percent of BNC's stock.

Audit Committee. The members of the Audit Committee are Messrs. Ghylin and Johnsen and Dr. Hipp. The Board has determined that the Audit Committee's three members each satisfy the applicable independence, experience and financial literacy requirements of the Nasdaq and all other applicable legal requirements. The Audit Committee is responsible for assisting the Board in its oversight of
(i) the Company's accounting and financial reporting processes, (ii) the integrity of the Company's financial statements, (iii) the performance of the Company's internal audit department and the internal audit process, (iv) the independence and performance of the Company's independent auditors and the independent audit process and (v) compliance by the Company with legal and regulatory requirements. The Board has determined that Mr. Ghylin meets the requirements for an "audit committee financial expert" as defined by SEC rulemaking.

     The Audit Committee has adopted a written charter and reviews and reassesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's charter is available on BNC's website at www.bnccorp.com.

Compensation Committee. The Members of the Compensation Committee of the Board are Mr. Ghylin and Drs. Hipp and Forte-Pathroff. These members satisfy applicable independence requirements of the Nasdaq and all other applicable legal requirements. The Compensation Committee has the sole authority to (i) approve and evaluate all contracts under which base salaries, annual incentive bonuses, long term incentives and/or perquisites (whether paid in cash or equity) are paid or awarded to the Company's executive officers, (ii) grant options and make awards to executive officers under the Company's stock compensation plans and (iii) produce the annual report on executive compensation included in this proxy statement. The Compensation Committee has the power to retain independent legal counsel, consulting firms and other advisors and has the sole authority to retain and terminate such advisors. The Company provides appropriate funding for such advisors. A copy of the Compensation Committee's charter is available on BNC's website at www.bnccorp.com.

Stockholder Communications with Directors and Annual Meeting Attendance of Directors.

     Stockholders may communicate with the Board of Directors or any individual director by sending a letter to Annette Eckroth, Corporate Secretary, BNCCORP, Inc., 322 East Main Avenue, Bismarck, ND 58501. Ms. Eckroth will forward the stockholder's communication directly to the appropriate director or directors.

     Presently, the Company does not have a specific policy regarding director attendance at annual meetings, although all directors are encouraged to attend such meetings. Five of the Company's directors attended the 2003 annual meeting of stockholders.

Director Compensation

     Each director who is not an employee of BNC is paid a director's fee of $12,000 per year and fees of $500 for each committee meeting attended. Additionally, each director who is not an employee of BNC is paid $100 for each monthly informal Board meeting of the Company and $500 for each quarterly Board meeting. Directors are reimbursed for expenses incurred in attending Board and committee meetings.

Principal Stockholders

     The following table sets forth, as of April 15, 2004, certain information regarding beneficial ownership of the Common Stock by (i) each stockholder known by BNC to be the beneficial owner of more than 5 percent of the outstanding Common Stock, (ii) each continuing director and director nominee of BNC, (iii) each executive officer of BNC listed in the Summary Compensation Table set forth elsewhere herein, and (iv) all of BNC's continuing directors and executive officers as a group. Unless otherwise indicated, BNC believes that the stockholders listed below have sole investment and voting power with respect to their shares based on information furnished to BNC by such owners.

                                                                                                  Percent of
                                                                       Number of Shares           Outstanding
     Name of Beneficial Owner                                         Beneficially Owned          Common Stock
     -------------------------                                        ------------------          ------------
     Tracy J. Scott..................................................  138,213 (2)(3)(4)              4.92%
     Gregory K. Cleveland............................................  122,537 (3)(5)                 4.33%
     Richard W. Milne, Jr............................................  133,782                        4.80%
     Terrence M. Scali (1)...........................................  236,190 (2)                    8.47%
     Brenda L. Rebel.................................................   13,941 (2)(3)                 *
     Mark E. Peiler..................................................    7,142 (2)(3)                 *
     Denise Forte-Pathroff, M.D......................................   53,411 (3)(6)                 1.92%
     John A. Hipp, M.D...............................................   65,650 (3)(7)                 2.36%
     Richard M. Johnsen, Jr..........................................    6,650 (3)                    *
     Jerry R. Woodcox................................................    8,012 (3)                    *
     Gaylen A. Ghylin................................................       --                       --
     BNC National Bank, as Trustee (the "Trustee") of the
         BNCCORP, Inc. 401(k) Savings Plan (8) (9)...................  180,940                        6.49%
     All directors and executive officers as a group (16 persons)....  815,008 (2)(3)                28.38%

     Kenneth H. Johnson..............................................  371,482 (10)                  13.28%

*Less than 1 percent.
--------------------

(1) The address of Mr. Scali is c/o BNCCORP, Inc., 322 East Main Avenue, Bismarck, North Dakota 58501.

(2) Includes the following number of shares allocated to such individual's account as of April 15, 2004 under the Company's 401(k) Savings Plan: Mr. Scott (24,046), Mr. Scali (2,308), Ms. Rebel (6,836), Mr. Peiler (942) and
     all directors and executive officers as a group (38,817).

(3) Includes shares that may be acquired within 60 days through exercise of stock options: Mr. Scott (22,834), Mr. Cleveland (44,057), Ms. Rebel (6,905), Mr. Peiler (5,800), Dr. Forte-Pathroff (650), Dr. Hipp (650), Mr.
     Johnsen (650), Mr. Woodcox (650) and all directors and executive officers as a group (88,196).

(4) Includes 1,000 shares owned by Mr. Scott's children and 658 shares owned by Mr. Scott's family trust.

(5)  Includes 78,480 shares owned by Mr. Cleveland's wife.

(6) Includes 25,873 shares under Robert A. Pathroff, M.D. P.C. Profit Sharing Plan and 68 shares owned by Dr. Forte-Pathroff's children.

(7) Includes 65,000 shares owned by John A. Hipp and Barbara K. Hipp LLP#1, a limited liability limited partnership.

(8) Each participant of the Company's 401(k) Savings Plan is entitled to direct the Trustee as to the manner in which to vote the shares allocated to the participant's account.

(9) The address of the Trustee is 322 East Main Avenue, Bismarck, North Dakota 58501.

(10) Based solely on information contained in Mr. Johnson's filings with the SEC. According to SEC reports, Mr. Johnson's address is 1331 South Federal, Chicago, Illinois 60605.

Compensation of Executive Officers

     The following table summarizes the compensation that BNC paid to its CEO and each of its four other most highly compensated executive officers for the year ended December 31, 2003.

                                                                               Long-Term Compensation
                                                                      -------------------------------------------
                                          Annual Compensation                    Awards                 Payouts
                                   --------------------------------   --------------------------    -------------
                                                                                     Securities      Long-Term
                                                                       Restricted    Underlying      Incentive        All Other
    Name and Principal                                Other Annual       Stock         Options          Plan         Compensation
         Position           Year     Salary   Bonus   Compensation     Awards ($)        (#)         Payouts ($)         (1)(2)
------------------------- -------  --------- -------- -------------   ------------   -----------    -------------  ---------------
Tracy J. Scott...........   2003   $200,000        -             -              -             -                -        $10,654
   Chairman of the Board    2002    200,000        -             -              -             -                -         10,282
                            2001    200,000        -             -              -         8,000                -          9,700

Gregory K. Cleveland.....   2003    200,000        -             -              -             -                -         10,654
   President and Chief      2002    200,000        -             -              -             -                -         10,282
    Executive Officer       2001    200,000        -             -              -        24,000                -          9,697

Richard W. Milne, Jr.....   2003    250,000    2,473             -              -             -                -          6,186
  Chairman, Milne Scali &   2002    177,084        -             -              -             -                -          3,566
    Company (3)

Terrence M. Scali........   2003    250,000    1,603             -              -             -                -          6,186
  President, Milne Scali    2002    177,084        -             -              -             -                -          3,096
    & Company (4)

Mark E. Peiler...........   2003    120,000        -             -              -        10,000                -          6,190
   Vice President -         2002    100,000        -             -              -             -                -          5,171
    Investment Officer      2001     84,000        -             -              -         3,000                -          4,379

--------------------

(1) Consists of (i) the Company's matching contributions to the Company's 401(k) Savings Plan in the following amounts: Mr. Scott ($6,000 in 2003, $5,500 in 2002 and $5,250 in 2001), Mr. Cleveland ($6,000 in 2003, $5,500
     in 2002 and $5,250 in 2001), Mr. Milne ($6,000 in 2003 and $2,500 in 2002),
     Mr.  Scali  ($6,000 in 2003 and $2,500 in 2002) and Mr.  Peiler  ($6,000 in
     2003, $5,000 in 2002 and $4,200 in 2001) (ii) premium payments for life insurance policies providing death benefits to the executive officers' beneficiaries in the following amounts: Mr. Scott ($3,253 in 2003, $3,382 in 2002 and $3,049 in 2001), Mr. Cleveland ($3,253 in 2003, $3,382 in 2002
     and $3,046 in 2001), Mr. Milne ($186 in 2003 and $1,066 in 2002), Mr. Scali
     ($186 in 2003 and $596 in 2002) and Mr. Peiler ($190 in 2003,  $171 in 2002
     and $179 in 2001) and (iii) payments to allow executives to purchase long-term disability insurance: Mr. Scott ($1,401 in 2003, $1,401 in 2002 and $1,401 in 2001) and Mr. Cleveland ($1,401 in 2003, $1,401 in 2002 and
     $1,401 in 2001).

(2) Perquisites and other personal benefits are not included because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported for the named executive officers.

(3)  Mr. Milne joined the Company in April 2002.

(4)  Mr. Scali joined the Company in April 2002.

Options/SAR Grants During 2002

     There were no stock options or stock appreciation rights granted during the year ended December 31, 2003 to any of the named executive officers, other than to Mr. Peiler who received 10,000 stock options.


Aggregated  Option/SAR  Exercises  in Last Fiscal  Year And  Yearend  Option/SAR
Values

     The number and value of unexercised stock options held by each of the named executive officers is set forth in the following table. The Company has never granted any stock appreciation rights. No stock options were exercised by these individuals during the year ended December 31, 2003.

                                                         Value of Unexercised
                          Number of Unexercised          In-the-Money Options
                       Options at December 31, 2003    at December 31, 2003 (1)
                       ----------------------------   --------------------------
      Name             Exercisable  Unexercisable     Exercisable  Unexercisable
---------------        -----------  ---------------   -----------  -------------
Gregory K. Cleveland      39,257        14,400        $ 188,958        $ 175,104

Tracy J. Scott            21,234         4,800          100,987           58,368

Richard W. Milne, Jr.          -             -                -                -

Terrence M. Scali              -             -                -                -

Mark E. Peiler             3,200         9,800           36,792          110,688

--------------------

(1) Calculated based on the market price at December 31, 2003, less the share price to be paid upon exercise.

Employment Agreements

     The Company has employment agreements with Tracy J. Scott and Gregory K. Cleveland. Milne Scali & Company, Inc. ("Milne Scali"), a subsidiary of the Company, has employment agreements with Richard W. Milne, Jr. and Terrence M. Scali. Each of these employment agreements provides for a minimum annual salary and an annual incentive bonus as may, from time to time, be fixed by the Board or a committee of the Board of the Company or Milne Scali, as applicable.

     The employment agreements with Messrs. Scott and Cleveland, each entered into in May 1995, provide for minimum annual salaries of $156,000 and $128,000, respectively, and an initial term of three years. For the year ended December 31, 2003, each of Messrs. Scott's and Cleveland's annual base salary was $200,000. Since the expiration of their initial terms, each of those agreements automatically renews for consecutive one-year terms unless either the Company or the executive terminates the agreement upon 90 days' notice prior to such automatic renewal. Under their employment agreements, Messrs. Scott and Cleveland are entitled to the benefits and perquisites maintained by the Company for its employees in general, or senior executives in particular, on the same basis and subject to the same requirements and limitations as applicable to other senior executives of the Company.

     If either Mr. Scott's or Mr. Cleveland's employment is terminated for any reason other than death, disability, or cause (as defined in their agreements), or if they terminate their employment for good reason (as defined in their agreements), or following a change in control (as defined in their agreements), then the Company must pay them a lump-sum amount equal to three times the sum of their current annual base salary and all cash bonuses paid to them during the most recent 12-month period ending before the date of termination. Mr. Scott and Mr. Cleveland have agreed not to compete with the Company for a period of two years following a termination by them of their respective employment with the Company for any reason other than good reason (as defined in their agreements). Further, Messrs. Scott and Cleveland have agreed not to solicit any customers of the Company or otherwise disrupt any previously established relationship existing between a customer and the Company.

     The employment agreements with Messrs. Milne and Scali, each entered into in April 2002, provide for minimum annual salaries of $250,000 and an initial term of five years. After the expiration of their initial terms, employment under those agreements converts to a month-to-month, at-will relationship otherwise subject to the terms of those agreements that is terminable by either Milne Scali or the executive upon 90 days' prior written notice. Under their employment agreements, Messrs. Milne and Scali are entitled to participate in or receive benefits under any employee benefit plan or fringe benefit arrangement made available to similarly situated employees of Milne Scali.

     Messrs. Milne and Scali have agreed to hold in confidence all confidential information known to them concerning Milne Scali's business and not generally known to persons engaged in a business similar to that engaged by Milne Scali. In addition, Messrs. Milne and Scali have agreed not to compete with Milne Scali until the later of five years after the date of their employment agreements and the date of termination of their employment with Milne Scali and all of its affiliates if their employment is terminated for cause (as defined in their agreements) or other than by reason of death or disability. Further, Messrs. Milne and Scali have agreed not to solicit the customers or employees of Milne Scali and its affiliates until the later of five years after the date of their employment agreements and two years after the date of termination of their employment with Milne Scali and all of its affiliates.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     No executive officer of the Company served in 2003 as a director, or member of the compensation committee, of another entity one of whose executive officers served as a director, or on the Compensation Committee, of the Company.

Compensation Committee's Report on Executive Compensation

     The Compensation Committee of the Board, which is comprised of three non-employee directors, Drs. Hipp and Forte-Pathroff and Mr. Ghylin (the "Committee"), among other things, determines the compensation of the Company's Chief Executive Officer, provides overall guidance as to the Company's executive compensation programs and administers the Company's stock incentive plans.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees of the Company should be competitive with other similar size companies in the financial services industry while, within the Company, being fair and discriminating on the basis of individual performance. Awards of stock options have been made in the past to retain executives and key employees and to motivate them to improve long-term stock market performance.

     Compensation for Company executives consists of both cash and equity-based opportunities. The annual cash compensation consists of base salary and incentive bonus potential. Equity-based opportunities may also be provided on a long-term basis under the Company's two stock incentive plans.

Base Salary. The Committee believes that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of the executive's position. An executive's position within a salary range is based upon his or her past performance, job duties, scope of responsibilities and expected future contributions. Most recent past performance is a prime determinant. The Committee considers salaries of executive officers within the context of an external survey of executive compensation of peer institutions. Individual salary increases are based upon an assessment of the peer group average salary, the salary budget for the Company and the executive's performance. The Company's base salaries are generally within the range of comparable average salaries in the peer group.

Incentive Bonuses. The Company has adopted an Incentive Bonus Plan (the "Incentive Plan") to provide annual incentive cash bonuses to BNC's employees. Under the Incentive Plan, each full-time employee of BNC is eligible to receive a cash bonus based on a percentage of his or her salary to be calculated according to a formula based on elements of the Company's performance during the annual performance period. Key performance indicators are generally balanced between growth, profit, asset quality and productivity. Additionally, the Incentive Plan includes performance "triggers" which, even though individual key performance targets may be achieved, preclude the payment of bonuses if overall targets, such as return on average stockholders' equity, are not achieved. Designated individuals are also eligible to receive an additional annual cash bonus based on a percentage of their annual salary according to a formula based on an increase in the Company's stock price during the annual performance period.

     No incentive bonuses were paid to executive officers during 2003 (other than Richard W. Milne, Jr. and Terrence M. Scali who were provided bonuses by Milne Scali) primarily because the Company did not achieve its targeted financial performance.

Stock Incentive Plans. BNC adopted its 1995 Stock Incentive Plan in June 1995 and the 2002 Stock Incentive Plan in June 2002 ("the Plans") to provide long-term incentives to its key employees, including officers who are employees of BNC. Under the Plans, which are administered by the Compensation Committee, BNC may grant key employees incentive stock options, non-qualified stock options, restricted stock, stock awards or any combination thereof. The Committee establishes the exercise price of any stock options granted under the Plans, provided that the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant.

Compensation of the Chief Executive Officer. The CEO's base salary was not adjusted for the 2003 fiscal year and no bonus or stock options were granted.


     Submitted by the Compensation Committee: John A. Hipp, M.D./ Denise Forte-Pathroff, M.D. / Gaylen Ghylin

Audit  Committee's  Report  on Audit Matters

Audit Services. The Audit Committee recommended and the full Board approved, subject to ratification by stockholders, the engagement of KPMG LLP ("Independent Auditor" or "KPMG") as the Company's independent auditor for 2004.

Audited Financial Statements. The Audit Committee has reviewed and discussed the audited financial statements of the Company for 2003 with the Company's management and with the Independent Auditor.

Required  Matters.  The Audit  Committee  has  discussed  with KPMG the  matters
required  to  be  discussed  by   Statement   on  Auditing   Standards   No.  61
(Communication with Audit Committees).

Independence Disclosure. The Audit Committee has received written disclosures and the letter from the Independent Auditor as required by Independence Standards Board Standard No. 1 and discussed with the Independent Auditor the Independent Auditor's independence. The Audit Committee also considered whether the Independent Auditor's provision of non-audit services to the Company was compatible with the Independent Auditor's independence.

Audit Committee Recommendation. Based upon its review and discussion of the audited financial statements of the Company for 2003 with management, discussion of required matters with the Independent Auditor, and receipt of written independence compliance from the Independent Auditor, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2003 fiscal year.

     Submitted by the Audit Committee: Gaylen Ghylin / Richard M. Johnsen, Jr. / John A. Hipp, M.D.

Independent Auditor's Fees

     The following table shows the fees paid or accrued by the Company for the audit services provided by KPMG during 2003 and 2002:

                                             2003                  2002
                                       ---------------       --------------
  Audit Fees......................          $ 132,000  (a)       $ 175,000  (b)
  Audit-Related Fees..............             18,000  (c)          41,000  (d)
  Tax.............................                 --                   --
  All Other Fees..................             25,000  (e)              --
                                       ---------------       --------------
      Total.......................          $ 175,000            $ 216,000
                                       ===============       ==============

(a)  Includes 2003 quarterly reviews and audit.

(b) Includes 2002 quarterly reviews and audit ($95,000) and reaudits of 2001 and 2000 ($80,000).

(c) Includes audits of the BNCCORP, Inc. 401(k) Savings Plan ($6,000) and the BNC Global Balanced Collective Investment Fund ($12,000).

(d) Includes audits of the BNCCORP, Inc. 401(k) Savings Plan ($5,000), the BNC Global Balanced Collective Investment Fund ($9,500) and the BNC U.S. Opportunities Fund ($10,500) and work related to the acquisition of Milne Scali & Company and associated SEC filings ($16,000).

(e)  Fee  for  program  related  to  deposit   reclassification  for  regulatory
     reporting purposes.

Audit Committee Pre-approval of Audit and Non-Audit Services.

     The services performed by the independent auditor in 2003 were pre-approved by the Audit Committee. The Audit Committee has established, and the Board has ratified, a policy to pre-approve all audit and non-audit services provided by our independent auditor. Under the policy, the Audit Committee annually approves the engagement of the Company's independent auditor, the terms of the engagement and the proposed fees. The policy also lists specific audit, audit-related, tax and permissible non-audit services that may be provided by the independent auditor without the specific pre-approval of the Audit Committee, provided that the total cost of the engagement of the auditor to perform the listed services does not exceed certain specified amounts. All requests or applications for services to be provided by the independent auditor are first submitted to the Company's Chief Financial Officer, who determines whether the services: (1) have been previously pre-approved in connection with the independent auditor's annual engagement letter, (2) are included within the list of services that have received the general pre-approval of the Audit Committee or (3) require specific Audit Committee pre-approval.

     All audit, audit-related, tax and permissible non-audit services which are not listed as being "pre-approved" in the policy or which have not been previously approved in connection with the independent auditor's annual engagement letter for the applicable year, must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority to its Chairman, provided that the estimated fees for any such proposed pre-approval service does not exceed $25,000. The Chairman must report any pre-approval decisions made by him to the full Committee at its next scheduled meeting.

Code of Ethics

     The Company has adopted a code of ethics and business conduct that applies to each of its employees, officers and directors including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Company's code of ethics and business conduct is available on the Company's website at www.bnccorp.com. Amendments to the code of ethics and business conduct and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC rules will also be disclosed on BNC's website.


Performance Graph

         The graph below compares the cumulative total stockholder return of BNC's Common Stock from December 31, 1998 to December 31, 2003 with the cumulative total return of the S&P 500 Index and the NASDAQ Bank Stock Index. The performance graph assumes $100 invested in BNC's Common Stock and each of the S&P 500 Index and the NASDAQ Bank Stock Index on December 31, 1998 and, for the two indices, the reinvestment of dividends.

                        [OBJECT OMITTED]

                                12/31/98     12/31/99    12/31/00     12/31/01      12/31/02      12/31/03
                              -----------  -----------  ----------   ----------  ------------   -----------
   The Company                  $ 100.00       $54.65      $55.23       $67.72       $ 65.12     $  169.12
   S & P 500 Index                100.00       121.11      110.34        97.32         75.75         97.51
   Nasdaq Bank Stock Index        100.00        96.15      109.84       118.92        121.74        156.62


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires BNC's executive officers, directors, and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. The Company believes that all of its directors and executive officers timely complied with their Section 16(a) filing requirements in 2003.

     In 2003, Mr. Kenneth Hilton Johnson, a stockholder who has reported in filings made with the SEC that he owns more than 10 percent of the Common Stock, was late in filing his initial Form 3, reporting his acquisition of over 10 percent of the Common Stock. Mr. Johnson also made eight late Form 4 filings, reporting 141 separate purchases and two sales of Common Stock. On December 23, 2003, BNC filed suit against Mr. Johnson for recovery of $98,179.45 in "short-swing" profits made by Mr. Johnson in connection with profitable, purchase-and-sale transactions of BNC Common Stock within the same six-month period in violation of Section 16(b) of the Exchange Act. Mr. Johnson has tendered to BNC a check in the amount of his "short-swing" profits, and the Company plans to settle the lawsuit upon confirmation that the funds have cleared.


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


     The executive officers and directors of BNC and members of their immediate families and businesses in which they hold controlling interests are customers of BNC National Bank (the "Bank"), and it is anticipated that such parties will continue to be customers of the Bank in the future. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons, and in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2003, the aggregate balance of the Bank's loans and advances under existing lines of credit to these parties, exclusive of loans to any such persons, which in the aggregate did not exceed $60,000, was approximately $1.1 million or 0.39 percent of the Bank's total loans.

     During the first quarter of 2003, the Company purchased the Milne Scali building at 1750 East Glendale Avenue, Phoenix, Arizona. The Company purchased the building from Milne Scali Properties LLC. Milne Scali Properties LLC is a limited liability company whose members are Richard W. Milne, Jr. and Terrence
M. Scali, executive officers of the Company. The purchase price for the building was the appraised amount of $3.9 million, which was funded through cash generated from operations. An independent party completed the appraisal.

     In October 2003, related to the Company's 2002 acquisition of Milne & Company Insurance, Inc., the Company purchased from Milne Scali Properties LLC one share of common stock and one share of preferred stock of Mountain View Indemnity, Ltd., a Bermuda limited liability company ("MVI") for $65,000 in cash. Under the by-laws of MVI, share value is established using stockholders' equity plus retained earnings divided by the number of stockholders. This methodology was used for purposes of valuing the shares purchased by the Company.

     During 2003, BNC paid to each of Richard W. Milne, Jr. and Terrence M. Scali, executive officers of the Company, $60,000 in dividends related to BNC's noncumulative preferred stock, $0.01 par value per share, of which each holds 75 shares. The dividends were paid on a quarterly basis in accordance with the Certificate of Designations for the noncumulative preferred stock, which provides that holders of noncumulative preferred stock are entitled to receive preferential noncumulative dividends at an annual rate of 8% of the "preferred liquidation value" of $10,000 per share.



                    PROPOSAL 2: APPROVAL AND RATIFICATION OF
                               INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board has, subject to ratification by the stockholders, approved KPMG to act as principal independent auditor for BNC for the fiscal year ending December 31, 2004. The firm has audited the financial statements of BNC for the past two fiscal years and reaudited the fiscal years of 2001 and 2000. The firm will have representatives at the Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

     The Board unanimously recommends a vote FOR ratification of the appointment of KPMG.

                            AVAILABILITY OF FORM 10-K


     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC, is available without charge upon written request to:


                  Brenda L. Rebel
                  Chief Financial Officer
                  BNCCORP, INC.
                  322 East Main Avenue
                  Bismarck, ND 58501


                                  MISCELLANEOUS

     The cost of soliciting proxies will be borne by the Company. The solicitation will be primarily by mail. In addition to the use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration therefor. The Company will reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

     Regardless of the number of shares you hold, it is important that your Common Stock be represented at the Annual Meeting in order that the presence of a quorum can be secured. If you are unable to attend the Annual Meeting, you are urged to date and sign your proxy and return it without delay in the enclosed addressed envelope. The Common Stock represented by each proxy so signed and returned will be voted in accordance with the stockholder's directions.

Stockholder Proposals


     Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2005 annual meeting of BNC, pursuant to regulations of the SEC, must forward such proposals to the Corporate Secretary of BNC at the address listed on the first page of this Proxy Statement in time to arrive at BNC prior to January 14, 2005.

     Under BNC's Bylaws, advance notice of stockholder proposals must be received by April 17, 2005 in order to be considered at the 2005 annual meeting. The notice must give the following information with respect to any business the stockholder wishes to bring before the meeting: the name and address of the stockholder proposing the business, as they appear on BNC's stock records; class and number of shares of BNC Common Stock which the stockholder holds of record or beneficially, the dates upon which such shares were acquired, and documentary support for a claim of beneficial ownership; a copy of the proposal and supporting statement limited to not more than an aggregate of 500 words; and any material interest of the stockholder in the business.


                               By Order of the Board of Directors

                               /s/ Annette Eckroth
                               ------------------------------------------------
                                   Annette Eckroth
                                   Corporate Secretary

Bismarck, North Dakota
May 14, 2004